Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS 27% INCREASE IN EARNINGS PER SHARE AND $45 MILLION IN FREE CASH FLOW FOR ITS THIRD QUARTER

ELYRIA, Ohio – (October 22, 2009) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and nine months ended September 30, 2009.

HIGHLIGHTS FOR THE THIRD QUARTER

·	Earnings per share on a GAAP basis increased 27% to $0.42 versus $0.33 last year
·	Adjusted earnings per share(a) increased 24% to $0.52 versus $0.42 last year
·	Free cash flow(d) of $44.7 million as compared to $15.9 million last year
·	Organic sales decreased 2.2%
·	Adjusted EBITDA(e) of $40.1 million
·	Reduction in debt outstanding of $71.9 million

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the third quarter were $0.42 ($13.5 million net earnings) as compared to earnings per share for the same period last year of $0.33 ($10.7 million net earnings).  Adjusted earnings per share(a) were $0.52 for the third quarter of 2009 as compared to $0.42 for the third quarter of 2008.  Adjusted net earnings(b) for the quarter were $16.7 million versus $13.4 million for the third quarter last year.  Adjusted earnings before income taxes(c) for the third quarter were $21.0 million as compared to $17.5 million for the third quarter last year.  Adjusted net earnings(b) for the quarter were positively impacted by an improved gross profit, reduced net interest expense and a lower effective tax rate, which were partially offset by reduced volumes, and unfavorable foreign currency translation and transactions.

Net sales for the quarter decreased 6.0% to $434.0 million versus $461.8 million last year.  Foreign currency translation decreased net sales by four percentage points while acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter declined 2.2% over the same period last year driven by organic net sales declines in North America/Home Medical Equipment, Asia/Pacific and Institutional Products Group, which were partially offset by an organic net sales increase for Invacare Supply Group.

Gross margin as a percentage of net sales for the third quarter was higher by 1.9 percentage points compared to last year’s third quarter and 1.7 percentage points compared to this year’s second quarter.  The margin improvement compared to the prior year in virtually all segments was the result of cost reduction activities, including commodity cost and freight reductions, along with a favorable customer mix toward higher margin customers, which were partially offset by volume declines and currency weakness in Asia Pacific related to purchases of sourced product.

Selling, general and administrative (SG&A) expense decreased 1.7% to $104.3 million in the quarter compared to $106.2 million in the third quarter last year.  Foreign currency translation decreased SG&A expense by four percentage points, while acquisitions increased SG&A expense by one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense increased by 1.4% compared to the third quarter of last year, primarily due to an increase to the bad debt reserve, higher distribution costs, stock option expense and unfavorable foreign currency transactions.

Earnings per share on a GAAP basis for the nine months ended September 30, 2009 were $0.74 ($23.5 million net earnings) as compared to earnings per share for the same period last year of $0.57 ($18.3 million net earnings).  Adjusted earnings per share(a) were $0.95 for the nine months ended September 30, 2009 as compared to $0.75 for the same period last year.  Adjusted net earnings(b) for the first nine months of 2009 were $30.4 million versus $24.0 million last year.  Adjusted earnings before income taxes(c) for the first nine months of 2009 were $39.9 million as compared to $34.6 million for the first nine months of last year.  Adjusted net earnings(b) for the first nine months of 2009 were positively impacted by cost reduction activities, selective price increases implemented in the second half of 2008, reduced net interest expense and a lower effective tax rate, which were partially offset by volume declines and unfavorable foreign currency translation and transactions.

Net sales for the nine months ended September 30, 2009 decreased 6.1% to $1.24 billion versus $1.33 billion last year.  Foreign currency translation decreased net sales by six percentage points while acquisitions increased net sales by less than a percentage point. Organic net sales for the nine months ended September 30, 2009 decreased 0.3% over the same period last year.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “For the third quarter, the Company delivered a 25% improvement in adjusted net earnings(b), a 1.9 percentage point improvement in the gross margin and approximately $45 million of free cash flow(d).  Operating margin continues to improve, while the Company efficiently managed its working capital.  Using the free cash flow(d) generated in the quarter along with cash already on its balance sheet, the Company reduced debt by approximately $72 million in the quarter, bringing the Company’s ratio of debt to adjusted EBITDA(e) to 2.6 as of the end of the quarter.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended September 30, 2009, NA/HME net sales decreased 3.2% to $185.1 million compared to $191.2 million in the same period last year, driven by sales decreases in Respiratory and Rehab product lines.  Foreign currency translation decreased net sales by less than one percentage point while acquisitions increased net sales by approximately one percentage point.  Standard product line net sales for the third quarter increased 2.5% compared to the third quarter of last year, driven by increased volumes in home care beds and low air loss therapy products.  Rehab product line net sales decreased by 1.8% compared to the third quarter last year, driven primarily by declines in sales of the Top End® sports wheelchair, custom manual and consumer power product lines.  Primarily driven by cash sales, Top End® has been negatively impacted by the economic downturn. Reliant on reimbursement, sales of custom manual wheelchairs have been negatively impacted by coverage rules, such as the State of Ohio’s recent change related to ceasing reimbursement at nursing homes for HME products.  Respiratory product line net sales decreased 20.2%, primarily driven by lower sales of HomeFill® oxygen delivery systems, largely due to continued inventory adjustments by some customers.

For the third quarter, NA/HME earnings before income taxes were $9.6 million, excluding restructuring charge adjustments of $0.1 million pre-tax, as compared to earnings before income taxes of $3.6 million last year, excluding restructuring charge adjustments of $0.2 million pre-tax. The increase in earnings before income taxes was primarily the result of cost reduction activities including commodity cost and freight reductions, and a favorable customer mix toward higher margin customers, partially offset by lower volumes.

For the first nine months of 2009, NA/HME net sales increased 1.0% to $559.9 million compared to $554.2 million for the same period last year.  Foreign currency translation decreased net sales by approximately one percentage point while acquisitions increased net sales by approximately one percentage point.  Earnings before income taxes were $25.2 million, excluding restructuring charges of $0.3 million pre-tax, as compared to earnings before income taxes of $11.0 million last year, excluding restructuring charges of $0.1 million pre-tax.  The increase in earnings before income taxes was primarily the result of increased volumes, selective price increases implemented in the second half of 2008, a favorable customer mix toward higher margin customers and cost reduction initiatives.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the third quarter increased 4.8% to $70.8 million compared to $67.6 million for the same period last year.  The net sales increase was primarily in wound care, incontinence and enteral products.  In addition, increased home delivery program sales were offset in part by decreased sales to larger providers.  Earnings before income taxes for the third quarter increased to $1.6 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $1.3 million last year, excluding restructuring charges of $1.6 million pre-tax, as a result of volume increases, cost reduction initiatives including freight cost reduction programs and reduced discounts associated with lower sales to larger providers.

For the first nine months of 2009, ISG net sales increased 3.7% to $204.7 million compared to $197.4 million for the same period last year.  Earnings before income taxes for the first nine months of 2009 increased to $3.5 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $2.1 million last year, excluding restructuring charges of $1.6 million pre-tax, as a result of volume increases, freight cost reduction programs and reduced discounts associated with lower sales to larger providers.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter decreased by 10.9% to $23.5 million compared to $26.3 million last year.  Foreign currency translation decreased net sales by less than one percentage point.  The net sales decrease was largely driven by continued weakness in capital expenditures by nursing home customers, due primarily to budgetary pressures in state Medicaid programs.  Earnings before income taxes increased to $3.6 million as compared to $1.7 million last year as a result of cost reduction programs, including commodity and freight costs, partially offset by the unfavorable foreign currency exchange rate movement of the Canadian dollar.

For the first nine months of 2009, IPG net sales decreased 9.8% to $67.5 million compared to $74.8 million for the same period last year.  Foreign currency translation decreased net sales by two percentage points.   Earnings before income taxes for the first nine months of 2009 increased to $6.9 million, excluding restructuring charges of $0.2 million pre-tax, as compared to $3.1 million last year, excluding restructuring charges of $0.1 million pre-tax, largely as a result of selective price increases implemented in the second half of 2008, freight and other cost reduction programs, partially offset by unfavorable foreign currency exchange rate movement of the Canadian dollar.

EUROPE

For the third quarter, European net sales decreased 11.1% to $134.6 million versus $151.5 million last year.  Foreign currency translation decreased net sales by eleven percentage points.  Organic net sales for the quarter were basically flat, with sales growth in the U.K. and certain other markets, offset primarily by a sales decline in France, where the sales of beds and wheelchairs into nursing homes continued to weaken as a result of changed funding rules. For the third quarter, earnings before income taxes were $14.2 million, excluding restructuring charges of $1.8 million pre-tax, as compared to $16.0 million last year, excluding restructuring charges of $0.2 million pre-tax.   This decrease in earnings is largely attributable to foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar.

For the first nine months of 2009, European net sales decreased 14.9% to $360.2 million compared to $423.5 million for the same period last year.  Foreign currency translation decreased net sales by fourteen percentage points.  Earnings before income taxes for the first nine months of 2009 decreased to $25.8 million, excluding restructuring charges of $2.4 million pre-tax, as compared to $34.3 million last year, excluding restructuring charges of $1.0 million pre-tax, as a result of lower sales, unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar, partially offset by cost reduction activities including lower commodity costs and freight costs.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales decreased 20.4% to $20.1 million versus $25.2 million last year.  Foreign currency translation decreased net sales by five percentage points.  The sales decline at the Company’s subsidiary which manufactures controllers was largely due to external customers whose demand for inventory remained weak in the current economic environment.  The Company’s Australian distribution business had lower sales due in large part to weak demand from long-term care facilities which continue to delay capital purchases.  For the quarter ended September 30, 2009, earnings before income taxes were $0.8 million, excluding restructuring charges of $0.4 million pre-tax, as compared to $2.8 million last year, excluding restructuring charges of $0.2 million pre-tax.  The decrease in earnings is primarily attributable to volume declines and an unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

For the first nine months of 2009, Asia/Pacific net sales decreased 30.6% to $52.4 million compared to $75.5 million for the same period last year.  Foreign currency translation decreased net sales by sixteen percentage points.  Earnings before income taxes for the first nine months of 2009 decreased to $1.3 million, excluding restructuring charges of $1.1 million pre-tax, as compared to $7.3 million last year, excluding restructuring charges of $0.5 million pre-tax, primarily as a result of volume declines and unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $372.8 million at September 30, 2009, as compared to $478.8 million at the end of 2008 and as compared to $508.2 million at September 30, 2008.  The Company’s balance sheet reflects the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments (FSP APB 14-1).  As a result of adopting FSP APB 14-1, the Company recorded a debt discount, which reduced debt and increased equity by $49.4 million as of September 30, 2009, by $52.4 million as of December 31, 2008, and by $53.4 million as of September 30, 2008.

The decrease in debt outstanding of $71.9 million during the quarter was the result of improved cash flow during the quarter and use of cash already on the balance sheet.  The Company’s cash and cash equivalents at the end of the quarter were approximately $28.1 million compared to $49.9 million at the end of the second quarter this year and $47.6 million at the end of last year.  The Company’s ratio of debt to adjusted EBITDA(e) improved to 2.6 as of September 30, 2009, as compared to 3.3 as of the end of 2008 and 3.5 as of September 30, 2008.

Invacare reported $44.7 million of free cash flow(d) in the third quarter of 2009 as compared to $15.9 million of free cash flow(d) in the third quarter of 2008.  The improvement in free cash flow was principally due to improved profitability and better working capital management as accounts receivable collections were higher and accounts payable increased as a result of improved asset management.  For the first nine months of 2009, Invacare reported $79.8 million of free cash flow(d) as compared to $3.4 million of free cash flow(d) in the first nine months of 2008.

Days sales outstanding were 54 days at the end of the third quarter of 2009 versus 58 days at the end of last year and 59 days at the end of the third quarter of 2008.  Inventory turns were 5.3, improved from 5.1 at the end of last year and 4.9 as of the end of the third quarter of 2008.

OUTLOOK

For the nine months ended September 30, 2009, the Company’s earnings were in line with internal planning on a consolidated basis and ahead of plan on both cash flow and debt repayment.  For the fourth quarter, the Company continues to expect improvements from cost reduction activities compared to last year.  However, commodity costs have started to rise recently compared to earlier in 2009.  Compared to the third quarter, these higher costs will pressure margins in the fourth quarter.  Offsetting that impact, foreign currency rates have recently strengthened against the U.S. dollar.

The Company remains more focused on delivering cash flow and operating performance over sales growth, in some cases, limiting business with customers who do not provide an adequate return.  Additionally, pricing and reimbursement pressures are expected to continue in certain European markets, particularly in France where funding rules have changed for nursing homes.  For the IPG business and the Australian distribution business, delays in purchases by long-term care facilities will likely continue to negatively impact sales growth.  In the NA/HME region, organic sales growth in the fourth quarter should improve compared to the third quarter in part due to higher Respiratory product line sales.

With these factors in mind, the Company is providing updated guidance for the 2009 year as follows:

•	Organic net sales change of -1% to 0%, excluding the impact from acquisitions and foreign currency translation adjustments. Previous guidance had been for growth of 2% to 4%.

•
Effective tax rate of 25% on adjusted annual earnings.  The Company expects that its effective tax rate will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.

•
Adjusted earnings per share(a) of $1.48 to $1.55. Despite projected lower organic sales growth, the earnings range has increased due to cost reduction activities, a weakening U.S. dollar and lower interest expense as the Company has exceeded its expectations on debt reduction so far this year.  Previous guidance had been for $1.38 to $1.48.

•
Free cash flow(d) between $95 million and $105 million.  Without organic sales growth as originally forecast, the Company has been able to collect cash on its receivables while managing its inventory in the lower demand environment.  Previous guidance had been between $50 million and $60 million.

•	Adjusted EBITDA(e) between $140 million and $150 million.

Commenting on the Company’s anticipated performance, Mixon noted that “The Company has delivered nine months of improved earnings, despite a difficult and uncertain reimbursement environment for many of its key markets.  For the full year, Invacare projects a solid improvement in adjusted net earnings(b) compared to 2008 and to be at least at the high end of the Company’s original earnings guidance range for 2009.  Equally important, the Company’s performance in generating free cash flow(d) has been substantially above expectations, with results for nine months almost double the original guidance for the full year.  With strong debt reduction and expanding margins, the Company is focused on delivering improved performance to its shareholders.”

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($2.2 million and $4.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $3.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $0.9 million and $2.7 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, recorded in interest expense) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($2.2 million and $4.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $3.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $0.9 million and $2.7 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, recorded in interest expense) and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings before income taxes excluding the impact of restructuring charges ($2.2 million and $4.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $1.9 million and $3.3 million pre-tax for the quarter and nine months ended September 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $3.1 million pre-tax for the quarter and nine months ended September 30, 2009, respectively, as compared to $0.9 million and $2.7 million pre-tax for the quarter and nine months ended September 30, 2008, respectively, recorded in interest expense).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted EBITDA or Adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, and stock option expense.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,000 associates and markets its products in 80 countries around the world.  The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393).  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; adverse changes in government and other third-party payor reimbursement levels and practices, including any health care reform legislation that may be enacted (such as, for example, recently proposed health care reform legislation contemplating a tax on medical device manufacturers that, if adopted, could have an adverse impact on the Company); consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers, on our suppliers and on the demand for our products of the recent global economic downturn and general volatility in the credit and stock markets; difficulties in implementing an Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the company’s facilities or assets are located; exchange rate and tax rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
Net sales	$434,031		$461,836		$1,244,567		$1,325,266
Cost of products sold	302,577	*	330,905	*	886,590	*	956,954	*
Gross profit	131,454		130,931		357,977		368,312
Selling, general and administrative expense	104,344		106,181		296,416		308,396
Charge related to restructuring activities	1,857		283		3,757		1,653
Interest expense – net	7,477		9,817		25,020		29,717
Earnings before income taxes	17,776		14,650		32,784		28,546
Income taxes	4,300		3,925		9,250		10,265
Net earnings	$13,476		$10,725		$23,534		$18,281

Net earnings per share – basic	$0.42		$0.34		$0.74		$0.57
Weighted average shares outstanding – basic	31,970		31,908		31,945		31,896

Net earnings per share – assuming dilution	$0.42		$0.33		$0.74		$0.57
Weighted average shares outstanding – assuming dilution	32,004		32,031		31,952		31,977

* Cost of products sold includes inventory markdowns resulting from restructuring of $298 for both the three and nine-month periods ending September 30, 2009, respectively, and $1,598 and $1,669 for the three and nine-month periods ending September 30, 2008, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net earnings	$13,476	$10,725	$23,534	$18,281
Interest expense	7,760	10,570	26,096	32,060
Income taxes	4,300	3,925	9,250	10,265
Depreciation and amortization	10,027	10,753	29,852	33,305
EBITDA	35,563	35,973	88,732	93,911
Restructuring charges	2,155	1,881	4,055	3,322
Bank fees	903	749	2,885	2,318
Stock option expense	1,528	894	3,310	2,173
Adjusted EBITDA(1)	$40,149	$39,497	$98,982	$101,724

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, and amortization of the convertible debt discount (recorded in interest expense).  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net earnings per share – assuming dilution	$0.42	$0.33	$0.74	$0.57
Weighted average shares outstanding- assuming dilution	32,004	32,031	31,952	31,977
Net earnings	$13,476	$10,725	$23,534	$18,281
Income taxes	4,300	3,925	9,250	10,265
Earnings before income taxes	17,776	14,650	32,784	28,546
Restructuring charges	2,155	1,881	4,055	3,322
Amortization of discount on convertible debt	1,050	936	3,062	2,730
Adjusted earnings before income taxes	20,981	17,467	39,901	34,598
Income taxes	4,250	4,070	9,500	10,600
Adjusted net earnings	$16,731	$13,397	$30,401	$23,998
Weighted average shares outstanding- assuming dilution	32,004	32,031	31,952	31,977
Adjusted earnings per share – assuming dilution(2)	$0.52	$0.42	$0.95	$0.75

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense) and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $32,551,000 and $81,827,000 for the three and nine months ended September 30, 2009 and $27,387,000 and $80,401,000 for the three and nine months ended September 30, 2008, respectively.  Effective January 1, 2009, segment earnings before income taxes have been changed to reflect changes in how management currently views earnings before income taxes for the segments.  Specifically, Asia/Pacific earnings before income taxes now includes profit on intercompany sales with an offsetting adjustment to All Other and North America/HME now includes a greater allocation of interest expense with an offsetting reduction for Europe.  The prior year has been reclassified to conform to the current year presentation.  The information by segment is as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues from external customers
North America / HME	$185,072	$191,218	$559,851	$554,162
Invacare Supply Group	70,825	67,604	204,688	197,383
Institutional Products Group	23,462	26,320	67,469	74,794
Europe	134,604	151,478	360,209	423,458
Asia/Pacific	20,068	25,216	52,350	75,469
Consolidated	$434,031	$461,836	$1,244,567	$1,325,266

Earnings (loss) before income taxes
North America / HME	$9,679	$3,720	$24,986	$10,905
Invacare Supply Group	1,567	(323)	3,442	470
Institutional Products Group	3,629	1,654	6,721	3,023
Europe	12,372	15,736	23,393	33,344
Asia/Pacific	468	2,565	131	6,788
All Other	(9,939)	(8,702)	(25,889)	(25,984)
Consolidated	$17,776	$14,650	$32,784	$28,546

Restructuring charges before income taxes
North America / HME	$(80)	$(153)	$255	$102
Invacare Supply Group	60	1,598	60	1,598
Institutional Products Group	-	-	171	115
Europe	1,810	213	2,434	996
Asia/Pacific	365	223	1,135	511
Consolidated	$2,155	$1,881	$4,055	$3,322

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$9,599	$3,567	$25,241	$11,007
Invacare Supply Group	1,627	1,275	3,502	2,068
Institutional Products Group	3,629	1,654	6,892	3,138
Europe	14,182	15,949	25,827	34,340
Asia/Pacific	833	2,788	1,266	7,299
All Other	(9,939)	(8,702)	(25,889)	(25,984)
Consolidated	$19,931	$16,531	$36,839	$31,868

 “All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2009	December 31, 2008
Current Assets
Cash, cash equivalents and marketable securities	$28,137	$47,588
Trade receivables – net	259,223	266,483
Inventories – net	183,426	178,737
Deferred income taxes and other current assets	53,528	58,250
Total Current Assets	524,314	551,058

Other Assets	143,547	145,217
Plant and equipment – net	139,573	143,512
Goodwill	534,365	474,686
Total Assets	$1,341,799	$1,314,473

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$135,083	$119,633
Accrued expenses	128,279	143,612
Accrued income taxes	2,383	3,054
Short-term debt and current maturities of long-term debt	2,800	18,699
Total Current Liabilities	268,545	284,998

Long-Term Debt	320,696	407,707
Other Long-Term Obligations	95,076	88,826

Shareholders’ Equity	657,482	532,942
Total Liabilities and Shareholders’ Equity	$1,341,799	$1,314,473

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$46,895	$18,602	$86,007	$15,634
Plus:
Net cash impact related to restructuring activities	1,073	653	3,212	2,709
Less:
Purchases of property and equipment, net	(3,268)	(3,349)	(9,405)	(14,949)
Free Cash Flow	$44,700	$15,906	$79,814	$3,394

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).